EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-4 of Fluid Media Networks, Inc. (formerly Fluid Audio Network, Inc.) and subsidiary (collectively, the "Company") of our report dated April 26, 2007, relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated April 26, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Singer Lewak Greenbaum & Goldstein LLP

Los Angeles, California
July 16, 2007